Exhibit 99.1

Company / Investor Contact: Tom Wirth EVP & CFO 610-832-7434 tom.wirth@bdnreit.com

Brandywine Realty Trust Announces Tender Offer for Any and All

of its Outstanding 4.95% Guaranteed Notes due 2018

PHILADELPHIA, PA, November 9, 2017 — Brandywine Realty Trust (NYSE: BDN) announced today that its operating partnership, Brandywine Operating Partnership, LP (the “Operating Partnership”), has commenced a cash tender offer (the “Tender Offer”) for any and all of the $325,000,000 outstanding principal amount of its 4.95% Guaranteed Notes due April 15, 2018 (the “Notes”).

Certain information regarding the Notes and the pricing for the Tender Offer is set forth in the table below.

Title of Security	CUSIP Number	Principal Amount Outstanding	U.S. Treasury Reference Security	Bloomberg Reference Page	Fixed Spread	Hypothetical Tender Offer Consideration (1)(2)
4.95% Guaranteed Notes due April 15, 2018	105340 AL7	$325,000,000	0.75% U.S.T. due April 15, 2018	FIT3	+35 bps	$1,010.63

(1)	Per $1,000 principal amount.
(2)	Hypothetical Tender Offer Consideration calculated on the basis of pricing for the U.S. Treasury Reference Security as of 2:00 p.m., New York City time, on November 8, 2017 and a Settlement Date (as defined below) on November 17, 2017. The actual Tender Offer Consideration (as defined below) payable pursuant to the Tender Offer will be calculated and determined as set forth in the offer to purchase, dated November 9, 2017 (the “Offer to Purchase”).

The Tender Offer consists of an offer on the terms and conditions set forth in the Offer to Purchase, and the related letter of transmittal and notice of guaranteed delivery (as they may each be amended or supplemented from time to time, the “Tender Offer Documents”), to purchase for cash any and all of the Notes.

The Tender Offer will expire at 5:00 p.m., New York City time, on November 16, 2017, unless extended or earlier terminated (such time and date, as the same may be extended, the “Expiration Date”). Holders of Notes must validly tender (including by notice of guaranteed delivery) and not validly withdraw their Notes prior to or at the Expiration Date to be eligible to receive the Tender Offer Consideration.

Holders who validly tender their Notes, may validly withdraw their tendered Notes at any time prior to the earlier of (i) the Expiration Date, and (ii) if the Tender Offer is extended, the 10th business day after commencement of the Tender Offer. Notes may also be validly withdrawn at any time after the 60th business day after commencement of the Tender Offer if for any reason the Tender Offer has not been consummated within 60 business days after commencement of the Tender Offer.

The “Tender Offer Consideration” for each $1,000 principal amount of Notes validly tendered and accepted for purchase pursuant to the Tender Offer will be determined in the manner described in the Tender Offer Documents by reference to a fixed spread specified for the Notes specified in the table above plus the yield based on the bid-side price of the U.S. Treasury Reference Security specified in the table above at 2:00 p.m., New York City time, on November 16, 2017, unless extended or earlier terminated.

Holders will also receive accrued and unpaid interest on Notes validly tendered and accepted for purchase from the last interest payment date up to, but not including, the date the Company initially makes payment for such Notes, which date is anticipated to be November 17, 2017 (the “Settlement Date”). Notes tendered by notice of guaranteed delivery and accepted for purchase will be purchased on the third business day after the Expiration Date but payment of accrued interest on such Notes will only be made to, but not including, the Settlement Date.

The Operating Partnership intends to fund the purchase price for the Notes tendered in the Tender Offer with the proceeds from a concurrent offering of guaranteed notes of the Operating Partnership (the “New Notes Offering”) and the Tender Offer is conditioned upon the pricing of the New Notes Offering (unless waived). Additional terms and conditions of the Tender Offer are set forth in the Tender Offer Documents.

Holders are urged to read the Tender Offer Documents carefully before making any decision with respect to the Tender Offer. Copies of the Tender Offer Documents are available at http://www.gbsc-usa.com/Brandywine/ or may be obtained from Global Bondholder Services Corporation, the Information Agent for the Tender Offer, at (866) 470-4300 (toll-free) or (212) 430-3774 (collect). Questions regarding the Tender Offer may be directed to the Dealer Managers for the Tender Offer, BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 387-3907 (collect), or Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106.

This press release is neither an offer to purchase nor a solicitation to buy any of these Notes or any other securities of the Operating Partnership nor is it a solicitation for acceptance of the Tender Offer. The Operating Partnership is making the Tender Offer only by, and pursuant to the terms of, the Tender Offer Documents. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Brandywine Realty Trust, the Operating Partnership, the Dealer Managers, the Depositary or the Information Agent makes any recommendation in connection with the Tender Offer.

About Brandywine Realty Trust

Brandywine Realty Trust (NYSE: BDN) is one of the largest, publicly traded, full-service, integrated real estate companies in the United States with a core focus in the Philadelphia, Washington, D.C., and Austin markets. Organized as a real estate investment trust (REIT), we own, develop, lease and manage an urban, town center and transit-oriented portfolio comprising 190 properties and 26.0 million square feet as of September 30, 2017, which excludes assets held for sale.

Forward-Looking Statements

Certain statements in this release constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our and our affiliates’ actual results, performance, achievements or transactions to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors relate to, among others: our ability to lease vacant space and to renew or relet space under expiring leases at expected levels; competition with other real estate companies for tenants; the potential loss or bankruptcy of major tenants; interest rate levels; the availability of debt, equity or other financing; timing of and risks of acquisitions, dispositions and developments, including the cost of construction delays and cost overruns; unanticipated operating and capital costs; our ability to obtain adequate insurance, including coverage for terrorist acts; dependence upon certain geographic markets; and general and local economic and real estate conditions, including the extent and duration of adverse changes that affect the industries in which our tenants operate. Additional information on factors which could impact us and the forward-looking statements contained herein are included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Reports on Form 10-Q for the quarter ended September 30, 2017. Neither Brandywine Realty Trust nor the Operating Partnership assumes any obligation to update or supplement forward-looking statements that become untrue because of subsequent events except as required by law.

2929 Walnut Street, Suite 1700, Philadelphia, PA 19104	Phone: (610) 325-5600 ● Fax: (610) 325-5622